EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement of Patient Safety Technologies, Inc., f/k/a Franklin Capital Corporation, on Form S-8 of our report dated April 10, 2006, with respect to the consolidated financial statements of Patient Safety Technologies, Inc. as of December 31, 2005 and for the year then ended.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
April 21, 2008